Exhibit 4.3

BLADEX

AMENDED AND RESTATED
2004 INDEXED STOCK OPTION PLAN
October 18, 2005

1.	Definitions

As used in the Plan the following capitalized terms shall have the following meanings:

“Award Agreement” means a written agreement in a form approved by the Board to be entered into by the Company and the Holder of an Option, as provided in Section 7.

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of one of the following:

(i)          the commission by an officer, employee or director of the Company or any of its Subsidiaries of an act of deliberately criminal or fraudulent misconduct in the line of duty to the Company or any of its Subsidiaries (including but not limited to, fraud, misappropriation, embezzlement or the willful violation of any material law, rule, regulation, or cease and desist order applicable to the officer, employee or director, the Company or any of its Subsidiaries), or a deliberate, willful breach of fiduciary duty owed by an officer, employee or director to the Company or any of its Subsidiaries; or

(ii)          intentional, continued failure by an officer, employee or director of the Company or any of its Subsidiaries to perform stated duties (including but not limited to chronic absenteeism), gross negligence, or gross incompetence in the performance of stated duties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Nomination and Compensation Committee of the Board.

“Common Stock” means the Class E Common Stock of the Company.

“Company” means Banco Latinamericano de Exportaciones, S.A., a company organized under the laws of Panama.

“Current Term” has the meaning contained in Section 11(d).

“Director” means a non-employee director of the Company or one of its Subsidiaries who in the judgment of the Committee can contribute significantly to the growth and successful operations of the Company or a Subsidiary; provided, however, that whenever a Director elects to assign his benefits under the Plan to his employer pursuant to Section 3(a) hereof, such employer shall be deemed, mutatis mutandis, the Director for purposes of the Plan.

“Disability” means the inability of an individual to perform the services normally rendered by such individual due to any physical or mental impairment that can be expected to persist for a continuous period of 12 months or more or to result in death, as determined by the Committee on the basis of appropriate medical evidence.

“Discretion” means the ability of the Board, any committee thereof, or any other body to act in its sole discretion, with no requirement that it follow past practices or treat one Employee or Director in a manner consistent with the treatment afforded to any other Employee or Director.

“Employee” means an employee (including without limitation an officer) of the Company or one of its Subsidiaries.

“Exhibit I” means Exhibit I attached hereto which is incorporated by reference herein.

“Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee; (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee; or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its Discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make Discretionary determinations as to such value where the Shares have not been traded for at least 10 consecutive trading days immediately preceding such date.

“Holder” means an Employee or Director of the Company to whom an Option is granted, or the Successor or Successors of the Holder, as the context so requires.

“Index” means an “index” composed of the equity stock indices of Argentina, Brazil, Mexico, Chile, Peru, Colombia and Venezuela calculated as described in Exhibit I.

“Initial Option Exercise Price” means the exercise price per Share of an Option as of the day the Option is granted.

“Initial Option Value” means the value of an Option to purchase one Share as of the day the Option is granted as calculated in the manner described in Exhibit I taking into account the Initial Option Exercise Price of such Option.

“Option” means an option to purchase Shares granted under the Plan.

“Option Exercise Price” means, as of any date, the exercise price per Share of an Option.

“Plan” means this BLADEX 2004 Indexed Stock Option Plan.

“Retirement” means the termination of employment (or, as applicable, other termination of service) of a Holder from active service with the Company under circumstances which would entitle an employee of the Company to an immediate pension under one of the Company’s approved retirement plans or retirement as determined by the Committee in its Discretion pursuant to such other standard as may be adopted by the Committee.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means shares of Class E Common Stock of the Company.

“Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code.  In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any Company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

“Successor of the Holder” means the legal representative of the estate of a deceased Holder or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Holder.

2.	Purpose of the Plan

The purpose of the Plan is to encourage and enable those officers, employees and directors of the Company, upon whose judgment, initiative, and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company and thereby align directly management’s and shareholders’ interests, and by doing so to stimulate the efforts of those officers, employees and directors on behalf of the Company and strengthen their desire to remain as officers, employees or directors of the Company.  An additional purpose of the Plan is to enhance the Company’s competitiveness and aid in recruiting talented executives.

3.	Authority to Grant Options

a)

The Board, with the recommendation and advice of the Committee, may at any time (i) authorize the grant by the Company of Options under the Plan to any one or more Employees and Directors; and (ii) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.  Any Director who is not permitted under the terms of his or her employment to accept Options under the Plan may assign his or her rights and obligations under the Plan to his or her employer.

b)

Options may be granted to an Employee or Director regardless of the fact that Options previously granted to such Employee or Director remain unexercised, and a Holder may exercise an Option when it is exercisable by its own terms, notwithstanding that there are Options which were previously granted to that Holder which remain unexercised.

c)

Without limiting the generality of the foregoing provisions of Section 3(a) or Section 3(b), each year the Board shall grant to each Director an Option to purchase the number of shares of Common Stock obtained by dividing $10,000.00 (Ten thousand U.S. Dollars) by the Initial Option Value on the date of grant; provided that for the position of Chairman of the Board, the Option shall be for the number of shares of Common Stock obtained by dividing $15,000.00 (Fifteen thousand U.S. Dollars) by the Initial Option Value on the date of grant.

4.	Terms of Stock Options

	a)	Each Option granted under the Plan will expire seven years after the date of grant.

	b)	Except as otherwise set forth in an Award Agreement, each Option granted under the Plan will be fully exercisable beginning on the fourth year anniversary of the date of grant.

c)

The exercise price of each Option shall be the Option Exercise Price.  The Initial Option Exercise Price of each Option shall be the arithmetic average of the Fair Market Values per Share subject to the Option on the date the Option is granted and on each of the preceding four days on which securities markets generally were open for trading in New York City.  After the date each Option is granted, the Option Exercise Price will be adjusted in the manner described in Exhibit I in accordance with changes in the Index.

d)

Unless otherwise provided in the applicable Award Agreement or Section 11 of the Plan, each Option granted under the Plan shall be nontransferable by the Holder except by will or the laws of descent and distribution of the state or country wherein the Holder is domiciled at the time of his death; provided, however, that the Committee may (but need not) permit other transfers, where the Committee concludes that such transferability is otherwise appropriate and desirable.

5.	Payment of Stock Option Exercise Price

The Option Exercise Price of each Option granted under the Plan will be payable in cash (which may be by wire transfer or check payable to the order of the Company).

6.	Withholding Payments

Each Holder of an Option granted under the Plan shall be responsible for complying with all applicable regulations and reporting requirements of the United States, Panama or any other country to which such Holder is, or becomes, subject due to citizenship or residence.

If, as a result of the exercise of an Option, the Company is required to pay any amount as withheld income tax, the Company may, in its Discretion (i) reduce the numbers of Shares to be issued upon exercise of the Option by the amount of the required withholding (with the Common Stock valued at its Fair Market Value on the date the Option is exercised), (ii) require that the Holder remit to the Company the amount of withholding tax required to be paid as a result of the exercise, or (iii) take any other lawful steps to collect the amount of the required withholding from the person.  Notwithstanding anything contained in the Plan or the applicable Award Agreement to the contrary, the Holder’s satisfaction of any tax-withholding requirements imposed by the Company shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Holder, and the failure of the Holder to satisfy such requirements with respect to the exercise of an Option shall cause such Option to be forfeited.

7.	Written Agreement

Promptly after an Option is granted under the Plan, the Company will provide the Holder of that Option with an Award Agreement containing the provisions of the Option.  The terms of the Award Agreement will be in accordance with the Plan, but may contain additional provisions and restrictions authorized by the Committee, in its Discretion, which are not inconsistent with the Plan.

Each Holder of an Option granted under the Plan will be bound by the terms of the Plan and of the Award Agreement relating to the Option.  Subject to Section 15 of the Plan, the Committee may, in its Discretion, amend any provisions of the Award Agreement relating to such Option.

8.	Administration of the Plan

	a)	The Plan will be administered by an officer or officers of the Company duly designated by the Committee and in accordance with the rules and regulations established by the Committee.

	b)	The Committee will have full power to construe, interpret and administer the Plan and to establish and amend the rules and regulations for its administration.

c)

Subject to the limitations contained in the Plan, the Board will have full power, in its Discretion, (i) to grant Options to any one or more Employees or Directors; (ii) to determine, as to any Option granted to any Employee or Director, the number of Shares to which the Option will relate; and (iii) directly, or through the Committee, to take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.

d)

All actions taken and decisions made by the Board or the Committee will be binding and conclusive on all Holders of Options granted under the Plan, all other directors, officers and employees of the Company or its Subsidiaries, and on their respective legal representatives and beneficiaries.  No member of the Board or the Committee will be liable for any determination made or action taken in good faith with respect to the Plan or any Options granted under the Plan, or for any decision not to grant Options under the Plan to any Employee or Director of the Company.  To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such persons’ duties, responsibilities and obligations under the Plan.

9.	Shares Available for Options

The aggregate number of Shares which may be issued upon exercise of Options granted under the Plan shall be determined by the Board from time-to-time.  Any Shares which are subject to Options which terminate or are surrendered will be available to be issued on exercise of subsequently granted Options.  Any Shares as to which Options are exercised but which are retained by the Company to reimburse the Company for paying withholding taxes or otherwise, will be deemed to have been issued upon exercise of Options, and will not be available to be issued on exercise of other Options.

10.	Modifications of Numbers of Shares and other Securities

a)

If the Company subdivides its outstanding Common Stock into a greater number of Shares or combines its outstanding Common Stock into a smaller number of Shares, (i) the number of Shares to be issued upon subsequent exercise of each Option which was outstanding on the date of subdivision or combination, and the Option Exercise Price of each such Option, shall be adjusted such that if the Option were exercised in full (i.e., as to all the Shares to which it relates at the time of the subdivision or combination, including Shares as to which the Option is not yet exercisable at that time), the Holder would receive, for the aggregate Option Exercise Price which would have been necessary to exercise the Option in full immediately prior to the subdivision or combination, the number of Shares the Holder would have received if the Holder had exercised the Option in full immediately before the subdivision or combination and retained both the Shares received on exercise of the Option and the Shares received with regard to them as a result of the subdivision or combination; and (ii) the total number of Shares which may be issued upon the exercise of each Option granted under the Plan shall be increased or decreased by a sufficient number of Shares such that the total number of Shares available for issuance after the date of the subdivision or combination on exercise of outstanding or subsequently granted Options shall be equal to the number of Shares available for issuance immediately before the subdivision or combination, adjusted to take account of the subdivision or combination.

b)

If as a result of a merger, consolidation, reorganization, reclassification or similar transaction, the holders of the Common Stock become entitled to receive securities or assets other than Common Stock, upon any subsequent exercise of an Option granted under the Plan, the Holder will be entitled to receive the securities and assets which the Holder would have owned if the Holder had exercised the Option immediately before the first such transaction and had retained the securities or assets received as a result of that and all subsequent transactions.

11.	Effects of Termination of Employment (or Other Service)

a)

If a Holder who is an Employee or a Director ceases to be an Employee or a Director, as the case may be, by virtue of Retirement (in the case of an Employee), Disability or the Holder’s death, then any Option held by such Holder at the date of the Holder’s Retirement, Disability or death may be exercised by such Holder (or in the case of the Holder’s death, the Holder’s beneficiaries or legal representatives), whether or not the Option had vested and thus had become exercisable at time of Retirement, Disability or death, from the date of Retirement, Disability or death until the earlier of 12 months from the date of Retirement, Disability or death or the date on which the regularly scheduled term of the Option expires, whichever occurs first.

b)

If a Holder who is an Employee ceases to be an Employee for any reason other than for Cause, or by virtue of Retirement, death or Disability, then any Option held by the Holder on the date the Holder ceases to be an Employee may be exercised, to the extent the Option was exercisable on the date the Holder ceased to be an Employee, from the date the Employee ceases to be an Employee until the earlier of 100 days after the date the Holder ceased to be an Employee or the date the regularly scheduled term of the Option expires, whichever occurs first.  By virtue of the foregoing, in this circumstance, any Options held by the Holder on the date that the Holder ceases to be an Employee which are not exercisable as of that date will be forfeited unless the Committee agrees in writing otherwise.

c)

If a Holder who is a Director ceases to be a Director by virtue of the failure to be re-elected as a Director by the shareholders of the Company, each Option then held by such Holder which is then exercisable in accordance with its original terms may be exercised until the date on which the regularly scheduled term of the Option expires.  Each Option then held by the Holder which is not then exercisable shall continue to vest and be and become exercisable to the same extent as if such Holder continued to be a Director until the regularly scheduled expiration of such Option.

d)

If a Holder who is a Director ceases to be a Director for any reason other than for Cause, or other than by virtue of death, Disability or the failure to be re-elected as a Director by the shareholders of the Company, all Options then held by the Director which were granted during the Director’s then current three year term as a Director (the “Current Term”) shall be forfeited as of the date the Director ceases to be a Director.  Each Option then held by such Holder which was granted prior to the Holder’s Current Term and which is then exercisable in accordance with its original terms, may be exercised until the date on which the regularly scheduled term of the Option expires.  Each Option then held by the Holder which was granted prior to the Holder’s Current Term and which is not then exercisable, shall continue to vest and be and become exercisable to the same extent as if such Holder continued to be a Director until the regularly scheduled expiration of such Option.

e)

Notwithstanding any other provision hereof, if the Holder’s employment (or other service) is terminated for Cause, then the Holder’s Options, to the extent they are exercisable on the date of such termination, shall remain exercisable only through the end of such date, and any unexercised Options (including Options which are not yet exercisable on such date) shall cease to be exercisable and shall be forfeited as of the end of such date.

12.	No Rights to Continued Employment (or other service)

Nothing in the Plan or in any Award Agreement, and no other action taken by the Board or the Committee, will give any director, officer or employee of the Company or any Subsidiary a right to continue to be a director, officer or employee of the Company or Subsidiary, or in any other way interfere with the right of the Company to terminate the employment or other service of any director, officer or employee.

13.	Regulations and Approvals

a)

Each grant or exercise of an Option is subject to the requirement that, if at any time the Committee determines, in its Discretion, that the listing, registration or qualification of Options or Shares issuable pursuant to exercise of Options is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of Options or the issuance of Shares, no grant of Options shall be made or Options exercised, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

b)

In the event that the disposition of Shares acquired pursuant to the exercise of Options is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the exercise of Options, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition, and may provide for a legending of such Shares to that effect.  The sale of Shares acquired upon the exercise of any Option granted under the Plan shall also be subject to the same policies and conditions applicable to the sale of all Shares acquired by Directors and employees of the Company, particularly with respect to trading securities on the basis of material, non-public information.

14.	Effective Date

The Plan will be effective on the date it is adopted by the Board.

15.	Amendments to the Plan

The Board may amend the Plan at any time, except that subject to the provisions of Exhibit I, no amendment to the Plan will alter any provision of any Option which has been granted prior to such amendment, unless the Holder of the Option consents to such change.

16.	Termination of the Plan

The Plan may be terminated at any time by the Board.  The Plan will continue indefinitely.  No Options may be granted after the Plan is terminated.  However, termination of the Plan will not affect any Option which is outstanding when the Plan is terminated.

17.	Captions

The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights.

18.	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Republic of Panama.

APROVED BY RESOLUTION OF THE BOARD
OF DIRECTORS, DATED OCTOBER 18, 2005

Exhibit I

Initial Option Value, Option Exercise Price and Index

The Initial Option Value and Option Exercise Price will be determined in a manner consistent with an accepted methodology for making such determinations.  The Initial Option Exercise Price for each Option will be adjusted upward or downward based on changes in the Index to arrive at an Option Exercise Price as of a particular date.

The method used to calculate the Initial Option Value, the Option Exercise Price and the Index will involve the use of complex mathematical formulas which have been developed or provided by consultants retained by the Company.  The methods and formulas are, however, subject to adjustment and change in the Discretion of the Board in a manner consistent with the purpose of the Plan, and no disclosure of any method, formula or example to any Holder will prevent the Board from making any such adjustment or change at any time.